SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.         )(1)


                           Floware Wireless Systems, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M4591910
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 7 Pages

SEC 1745 (10-85)

CUSIP NO M4591910.                     13G               PAGE 2 OF 7 PAGES

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  1.   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Charles River VII GP, LP
           04-3246399

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                 0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  1,723,000
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                   0
        WITH         -----------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                1,723,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,723,000
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.368%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO M4591910.                     13G               PAGE 3 OF 7 PAGES

1.   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           Charles River Partnership VII, LP
           04-3246399

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                 0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  1,723,000
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                   0
        WITH         -----------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                1,723,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                1,723,000
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                5.368%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO M4591910.                     13G               PAGE 4 OF 7 PAGES


Item 1:     (a) Name of Issuer:

                Floware Wireless Systems, Ltd.

            (b) Address of Issuer's Principal Executive Offices:

                28 Hacharoshet Street
                Or Yehuda 60250, Israel

Item 2:     (a) Name of Person Filing:

                Charles River VII GP LP and Charles River Partnership VII, LP

            (b) Address of Principal Business Office or, if none, Residence:

                The address of the principle business office of Charles River VII GP, LP and Charles River Partnership VII, LP is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02451.

            (c) Citizenship:

                Charles River VII GP LP and Charles River Partnership VII, LP are limited partnerships organized under the laws of the State of Delaware.

            (d) Title of Class of Securities:

                Common Stock.

            (e) CUSIP Number:

                M4591910

Item 3:

Item 4:     (a) Amount Beneficially Owned:

                Charles River VII GP, LP and Charles River Partnership VII, LP may be deemed to beneficially own 1,723,000 shares of common stock as of December 31, 2000.

            (b) Percent of Class:

                Charles River VII GP, LP and Charles River Partnership VII, LP, may be deemed to own 5.368%

CUSIP NO M4591910.                     13G                 Page 5 of 7 Pages

            (c) Number of shares as to which such person has:

        (i)      Sole power to vote or to direct the vote:

                 Charles River VII GP, LP and Charles River Partnership VII, LP
                 -  0.

        (ii)    Shared power to vote or to direct the vote:

                Charles River Partnership VII, LP and Charles River VII GP, LP - 1,723,000.

        (iii)   Sole power to dispose or to direct the disposition:

                Charles River VII GP, LP and Charles River Partnership VII, LP
                 -  0.

        (iv)    Shared power to dispose or to direct the disposition:

                Charles River VII GP, LP and Charles River Partnership VII, LP - 1,723,000

Item 5:         Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6:         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                Not Applicable

Item 8:         Identification and Classification of Members of the Group:

                Not Applicable

Item 9:         Notice of Dissolution of Group:

                Not Applicable

Item 10:        Certification:

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.